EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3 No. 333-00000) and related Prospectus of AMVESCAP PLC for the registration of Debt Securities and Guarantees of Debt Securities and to the incorporation by reference therein of our reports dated March 23, 2007, with respect to the consolidated financial statements of AMVESCAP PLC, AMVESCAP PLC management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of AMVESCAP PLC, included in its Annual Report (Form 20-F) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
April 5, 2007
London, England